Exhibit 99.1

NEWS RELEASE

RAMBUS ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Geoff Tate to assume Chairman of the Board responsibilities;

Harold Hughes assumes position of Chief Executive Officer

LOS ALTOS, CA – January 11, 2005 – Rambus Inc. (Nasdaq:RMBS), a leading provider of chip interface products and services, today announced that Geoff Tate has assumed the role of Chairman of the Board, replacing Bill Davidow who is stepping down as Chairman while remaining a member of the Board of Directors.

Effective immediately, Harold Hughes, a current member of the Rambus board, will assume the position of Chief Executive Officer replacing Mr. Tate. Mr. Hughes brings extensive technology industry experience to the chief executive position including numerous executive leadership roles at Intel Corporation.

“We are positioning the company for the next phase of growth with these leadership changes,” said Geoff Tate, Chairman of the Board at Rambus. “Harold brings tremendous energy and industry experience to the chief executive role and will help us drive Rambus to the next level. After nearly 15 years of leading Rambus, one of the world’s premiere technology licensing companies, I remain passionate about the company and will continue to be very involved in the continued success of Rambus.”

“Rambus’s technology leadership is renowned in the industry and the company is uniquely positioned to solve some of the most demanding challenges faced by our semiconductor and system customers,” said Harold Hughes, Chief Executive Officer at Rambus. “I am extremely excited about our future prospects and look forward to leading this tremendously talented and committed team.”

Mr. Hughes brings over 30 years of industry experience to Rambus. He was most recently the Chairman and CEO of Pandesic LLC, an Intel and SAP joint venture. He served as a United States Army Officer before starting his private sector career with Intel Corporation in 1974. Mr. Hughes held a variety of positions during his 23 years at Intel Corporation, including Treasurer, the head of the Intel Capital division, Chief Financial Officer and the head of Planning and Logistics. Mr. Hughes holds a B.A. from the University of Wisconsin and an MBA from the University of Michigan.

Rambus will discuss these executive changes at its quarterly earnings call, scheduled for Tuesday, January 18, 2005 at 2:00 p.m. PST. This call can be accessed via Rambus’s web site at www.rambus.com. A replay will be available following the call on the IR web site for one week at the following numbers: (800) 642-1687 (domestic), (706) 645-9291 (international)

and ID#3196579. The Company’s conference call will be available through a webcast and can be accessed at Rambus’s Investor Relations web site at http://investor.rambus.com/. The replay will be available on Rambus’s IR web site following the event.

About Rambus Inc.

Rambus is one of the world’s leading providers of advanced chip interface products and services. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

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Press Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com